UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

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☐           Soliciting Material Under Rule 14a-12

GREEN DOT CORPORATION
(Name of Registrant as Specified in Its Charter)

HARVEST CAPITAL STRATEGIES LLC
HARVEST SMALL CAP PARTNERS MASTER, LTD
HARVEST SMALL CAP PARTNERS, LP
HSCP STRATEGIC I, LP
HARVEST FINANCIAL PARTNERS, LP
JEFFREY B. OSHER
DONALD DESTINO
CRAIG BAUM
SATURNINO FANLO
GEORGE W. GRESHAM
PHILIP B. LIVINGSTON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Harvest Capital Strategies LLC, together with the other participants named herein (collectively, "Harvest"), has filed a definitive proxy statement and an accompanying GREEN proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Green Dot Corporation, a Delaware corporation.

On May 11, 2016, Harvest issued the following press release:

HARVEST CAPITAL STRATEGIES ISSUES STATEMENT ON GREEN DOT’S INVESTOR PRESENTATION

Urges Shareholders to Vote the GREEN Proxy Card to Elect Harvest’s Three Independent, Experienced and Highly Qualified Director Candidates -- Saturnino Fanlo, George W. Gresham, and Philip B. Livingston

SAN FRANCISCO, CA – May 11, 2016 – Harvest Capital Strategies LLC (together with its affiliates, “Harvest”), one of the largest shareholders of Green Dot Corporation (“Green Dot” or the “Company”) (NYSE:GDOT), with beneficial ownership of approximately 9.3% of the outstanding common stock of the Company, issued a statement to shareholders responding to Green Dot’s newest exceedingly unprofessional and desperate smear campaign against Harvest’s highly qualified, independent nominees.

Harvest would encourage all shareholders to review Harvest’s comprehensive response from May 9, 2016, which also includes a “set the record” straight discussion, and is available under the ‘Presentations & Letters’ section of www.fixgdot.com and on the SEC’s website at http://tinyurl.com/HarvestResponseLetter.

Harvest’s statement to Green Dot shareholders:

“Rather than confronting the substantial issues that face Green Dot today, the current Board has chosen to wage an unethical smear campaign to discredit our nominees and distract shareholders from the massive destruction of shareholder value that has occurred under its watch.  While we were gratified to see that Green Dot re-filed its Investor Presentation to correct some of its false and misleading statements, management and the Board continue their unprofessional personal attacks against our highly qualified director nominees. We are pleased that the shareholders with whom we’ve spoken this week refuse to be distracted by Green Dot’s tactics and are focused on the real issues in this election contest, namely: chronic shareholder value destruction, poor execution against major strategic initiatives, misleading and untruthful shareholder communications, and a culpable, inexperienced Board that enables Mr. Streit’s fiefdom-like autocratic leadership. We are all extremely disappointed with the unprofessional conduct of a board of directors that is supposed to be protecting the best interests of all shareholders. We, as shareholders, are closer than ever to enacting, real meaningful change at Green Dot and providing a path to substantial future value creation. We appreciate the tremendous support from shareholders and will not be deterred from our mission.”

PLEASE SIGN, DATE, AND MAIL THE GREEN PROXY CARD TODAY!

About Harvest Capital Strategies LLC
Harvest Capital Strategies LLC is an investment firm founded in 1999 based in San Francisco.

Harvest Capital Strategies, LLC
Jeff Osher/Craig Baum, 415-869-4433
FIXGDOT@harvestcaps.com
www.FIXGDOT.com

Investors with questions on how to vote, please contact:
Okapi Partners LLC
Patrick McHugh/Lisa Patel
info@okapipartners.com
(212) 297-0720 or Toll-Free (855) 208-8903